Exhibit (6)(b)

                         AMENDED BY AN INSTRUMENT TO THE
                        INVESTMENT SUBADVISORY AGREEMENT

                                                              January 23, 1996


Phoenix Investment Counsel, Inc.
One American Row
Hartford, Connecticut 06115

Ladies and Gentlemen:

         Please be advised that effective January 29, 1996, the Strategic Theme Series of The Phoenix Edge Series Fund shall be included among the "Existing Series" specified in paragraph 1 of and subject to the Investment Advisory Agreement by and between Phoenix Investment Counsel, Inc. and The Phoenix Edge Series Fund dated January 1, 1993.

         Further, paragraph 8(a) is amended to include the Strategic Theme Series, as follows:


                                                 1st                        Next                     Over
         Series                             $250,000,000               $250,000,000              $500,000,000
         ------                             ------------               ------------              ------------

Phoenix Strategic
Theme Series                                       .75%                     .70%                     .65%

         Kindly acknowledge your agreement with the foregoing by signing in the space provided below.

                                      Very truly yours,

                                      The Phoenix Edge Series Fund


                                      By: /s/ Philip R. McLoughlin
                                          ------------------------------------
                                      Name:  Philip R. McLoughlin
                                      Title: President

Agreed and Consented to
Phoenix Investment Counsel, Inc.



By: /s/ Michael E. Haylon
    --------------------------------
Name:  Michael E. Haylon
Title: President